Exhibit 10.5

CAREFUSION CORPORATION
RESTRICTED STOCK UNITS AGREEMENT FOR DIRECTORS
On [date of grant] (the “Grant Date”), CareFusion Corporation, a Delaware corporation (the “Company”), has awarded to [Director name] (“Awardee”), [# of Shares] Restricted Stock Units (the “Restricted Stock Units” or “Award”) and each such Restricted Stock Unit represents an unfunded, unsecured promise of the Company to deliver one share of common stock, par value $0.01 per share, of the Company (a “Share”) to Awardee as set forth herein. The Restricted Stock Units have been granted pursuant to the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the following provisions of this Restricted Stock Units Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined herein will have the meanings ascribed to such terms in the Plan.
1. Vesting. The Restricted Stock Units shall vest on the first anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to the Awardee’s continued service on the Company’s Board of Directors (the “Board”). Notwithstanding the foregoing, in the event that a Change of Control which constitutes a change in control event as defined under Section 409A(a)(2)(A)(v) of the Code occurs prior to the Vesting Date, the Restricted Stock Units shall vest in full.
2. Transferability. The Restricted Stock Units shall not be transferable.
3. Termination of Service on the Board. If the Awardee ceases to be a member of the Board for any reason other than Awardee’s death prior to the vesting in full of the Restricted Stock Units, any unvested portion of such Restricted Stock Units shall be forfeited by Awardee. If the Awardee ceases to be a member of the Board by reason of Awardee’s death, any unvested portion of such Restricted Stock Units shall vest in full and not be forfeited.
4. Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include disclosing or using in any capacity other than as necessary in the performance of duties as a Director of the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries (collectively, the “CareFusion Group”); violation of Company policies, including but not limited to conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer, or director of any entity in the CareFusion Group at any time within the twelve (12) months prior to the termination of service on the Board; any action by Awardee and/or Awardee’s representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and breaching any provision of any benefit or severance agreement with a member of the CareFusion Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s service as a Director or within one year following Awardee’s termination of service on the Board, accepting employment with or serving as a consultant, advisor, or any other capacity to an entity that is in competition with the business conducted by any member of the CareFusion Group (a “Competitor”) including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s service as a Director of the Company and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur. For purposes of this Agreement, the nature and extent of Awardee’s activities, if any, disclosed to and reviewed by the Governance and Compliance Committee of the Board (the “Governance Committee”) prior to the date of Awardee’s termination of service on the Board shall not, unless specified to the contrary by the Governance Committee in a written notice given to Awardee, be deemed to be Competitor Triggering Conduct. The Committee shall resolve in good faith any disputes concerning whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, and any such determination by the Committee shall be conclusive and binding on all interested persons.

5. Special Forfeiture/Repayment Rules. For so long as Awardee continues as a Director of the Company and for three years following Awardee’s termination of service on the Board regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of Competitor Triggering Conduct set forth in Paragraph 5 above, then:
(a) any Restricted Stock Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to Paragraph 6 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and
(b) Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by the Awardee resulting from the settlement of all Restricted Stock Units pursuant to Paragraph 6 hereof (measured as of the settlement date (i.e., the market value of the Restricted Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s termination of service on the Board, but including any period between the time of Awardee’s termination of service on the Board and the time Awardee engaged in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this Paragraph 5 only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. However, this Paragraph 5 does prohibit certain conduct while Awardee is associated with the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including but not limited to the Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least ten (10) days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 5 and of the Awardee’s continuing obligations contained herein. No provision of this Agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including but not limited to any certificate of compliance or similar attestation/ certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the restrictions contained in this Paragraph 5 are being made for the benefit of the Company in consideration of Awardee’s receipt of the Restricted Stock Units, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Stock Units and execution of this Agreement are voluntary actions on the part of Awardee, and that the Company is unwilling to provide the Restricted Stock Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in this Paragraph 5 are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made.
6. Payment. (a) Subject to the provisions of Paragraphs 4 and 5 of this Agreement and Paragraphs (b) and (c) below, and unless Awardee makes an effective election to defer receipt of the Shares represented by the Restricted Stock Units, as soon as practicable, and in no event later than thirty days, following the date of vesting of the Restricted Stock Units, Awardee shall be entitled to receive from the Company the Shares represented by the Restricted Stock Units. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.
(b) Death. Notwithstanding anything herein to the contrary, in the event that the Restricted Stock Units vest prior to the Vesting Date as a result of the death of Awardee, then Awardee’s estate shall be entitled to receive the corresponding Shares from the Company as soon as practicable, and in no event later than thirty days, following the date of such vesting.
(c) Change of Control. Notwithstanding anything herein to the contrary, in the event that the Restricted Stock Units vest prior to the Vesting Date as a result of a Change of Control, then Awardee shall be entitled to receive the corresponding Shares from the Company as soon as practicable, and in no event later than thirty days, following the date of such vesting.
7. Dividend Equivalents. Awardee shall not be entitled to receive any cash dividends on the Restricted Stock Units. However, to the extent the Company determines to pay a cash dividend with respect to Shares (a “Dividend”) between the Grant Date and the settlement of the Restricted Stock Units pursuant to Paragraph 6 hereof, an Awardee shall, with respect to each Restricted Stock Unit, be entitled to receive a cash payment from the Company (a “Dividend Equivalent Payment”) in an amount equal to the per Share amount of the Dividend. For Dividends with a record date prior to the Vesting Date, the applicable Dividend Equivalents Payments shall be subject to the same vesting requirements as, and paid at the time of settlement of, the underlying Restricted Stock Units. For Dividends with a record date after the Vesting Date, the applicable Dividend Equivalent Payments shall be paid on the Dividend payment date. Elections to defer receipt of Dividend Equivalent Payments beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.
8. Right of Set-Off. By accepting these Restricted Stock Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as Director annual retainer fees, meeting fees or other fringe benefits) to the extent of the amounts owed to the CareFusion Group by Awardee under this Agreement.
9. No Stockholder Rights. Awardee shall have no rights of a stockholder with respect to the Restricted Stock Units, including, without limitation, any right to vote the Shares represented by the Restricted Stock Units.
10. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Units and benefits granted herein would not be granted without the governance of the Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the State of Delaware, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect the Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
11. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. To the extent permitted by applicable law, including the Delaware General Corporation Law, the Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties, or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding.
12. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units, participation in the Plan or future restricted stock units that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including the acceptance of Restricted Stock Unit grants and the execution of Restricted Stock Unit agreements through electronic signature.
13. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company shall be in writing and shall be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Company at the address set forth below:
CareFusion Corporation
3750 Torrey View Court
San Diego, CA 92130
Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and shall be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Awardee.

CAREFUSION CORPORATION

By:	Kieran T. Gallahue

Its:	Chairman and Chief Executive Officer

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this Agreement and the Restricted Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above; and (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus dated August 31, 2009 pertaining to the Plan.

Awardee’s Signature

Date